Exhibit 99.1
CST Brands Files First Quarter 2013 Form 10-Q

San Antonio, May 22, 2013 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, filed its Report on Form 10-Q today for the period ended March 31, 2013.

CST was created as an independent company through a spin-off from Valero Energy Corporation (NYSE: VLO) on May 1, 2013. We serve over 10 million loyal customers every week, with nearly 1,900 locations in markets with growing populations in Texas, Louisiana, Arkansas, Oklahoma, New Mexico, Colorado, Wyoming, Arizona, California, Ontario, Quebec and the eastern Atlantic provinces of Canada.

“May 1, 2013 represented a new beginning for our Company, and we are pleased with the market’s response to CST.” said Kim Bowers, CST President and CEO. “Our focus on quality and service hasn’t changed. We are still and always will be committed to providing great customer service, expanding our signature food offerings, maximizing profitability for shareholders and creating growth opportunities for our dedicated team members.”

Net income for the quarter was $21 million compared to $14 million for the first quarter of 2012, which was within the range of $17 million to $23 million that was announced in conjunction with our offering of senior notes in April. For the first quarter of 2013 our overall fuel gross margin increased $16 million, while our overall merchandise gross margin was up slightly when compared to the first quarter of 2012.

“CST is a great company with close to 1,900 well-maintained, strong performing retail sites and a strong cash position,” said Bowers. “CST’s financial position is solid. We’ll review the second quarter earnings report in our first earnings call later this summer.”

As part of the Company’s new capital structure, CST has $800 million in senior secured credit facilities, comprised of a $500 million term loan facility and a $300 million revolving credit facility, which remains undrawn at this time. The Company also has $550 million aggregate principal amount of 5% senior unsecured bonds due 2023. The proceeds received from the issuance of this debt were not retained by CST.

The Company’s cash position has improved by approximately $260 million related to new payment terms on motor fuel purchased from Valero. Combined with the revolving credit facility, the Company has over $500 million of immediate liquidity to fund its operational and growth expansion needs.

Bowers went on to say, “The success of our business is a direct result of the efforts of our exceptional team members throughout our organization. They’re excited to be a part of our new company and to pursue all the possibilities before us.”

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada. CST’s retail sites offer a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit cstbrands.com.

Safe Harbor Statement

Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward–looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward–looking statements. It is important to note that actual results could differ materially from those projected in such forward–looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or registration statement on Form 10 as amended and filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772